EXHIBIT 10.1

Execution Version

SEPARATION AGREEMENT
This Separation Agreement (this “Agreement”), dated September 9, 2019 (the “Effective Date”), is between Spectrum Brands, Inc. and Spectrum Brands Holdings, Inc. (which together are referred to in this Agreement as the “Company”) and Douglas L. Martin (who in this Agreement is referred to as “Executive” or “I” or “me” as the context dictates). Collectively, the Company and Executive are referred to as the “Parties”.
1.             Background. The Parties wish to continue the Executive’s position with the Company in the Executive’s role as of the date hereof on a full-time basis with no change to the Executive’s compensation and benefits until December 20, 2019 or such earlier time as the Company notifies the Executive in writing that the Executive’s employment shall cease (such date, the “Seperation Date”).  Executive’s responsibilities shall be generally consistent with his existing responsibilities, provided that such responsibilities may include transitioning reasonably requested duties and responsibilities to Executive’s successor.   For the avoidance of doubt, if the Company does not notify the Executive pursuant to the first sentence of this paragraph, then the Effective Date and the Separation Date shall each be deemed to have occurred as of December 20, 2019. The Parties both desire an amicable separation and to fully and finally compromise and settle any differences that may exist between them on the terms set forth in this Agreement. I acknowledge, agree and represent that I have been paid and have received all compensation and/or other amounts due that I have earned on or before the date I sign this Agreement, including but not limited to all wages, salary, bonuses, incentive compensation, accrued vacation, sick and personal day pay except for base salary earned but not yet paid, and to be paid in arrears, under the Company’s payroll practices which will be paid in the next payroll cycle in accordance with such normal practices, earned but unpaid vacation pay, which will be paid following the Separation Date in accordance with the Company’s normal practices. I further agree that the Company’s payment and my receipt of all compensation due, which was earned on or before the date I sign this Agreement, is not and has not been conditioned upon my execution of this Agreement.
2.             Employment Termination. I understand that my employment with the Company will end on the Separation Date, for reasons that have been explained to me. Per the Amended and Restated Employment Agreement, dated December 15, 2016, between me and the Company (the “Employment Agreement”), I understand that my employment with the Company is being  terminated “without Cause” and as such, I will be entitled to receive certain severance benefits subject to my continuing compliance with certain post-termination obligations, as set forth in more detail in this Agreement (and the payments in this Agreement will be in full satisfaction of any obligations of the Company pursuant to the Employment Agreement). In addition, and as set forth herein, the Company has agreed to pay me certain additional separation benefits to which I was not previously entitled as further consideration for my reaffirmation of the post-termination obligations in the Employment Agreement and in consideration of my promises set forth herein.
3.             Severance Pay and Benefits. In return for the execution of this Agreement, it becoming effective (see paragraph 15), and me complying with and honoring all of its terms (including the Bring Down Agreement per paragraph 22), the Company will provide me with the following pay and benefits.

(a)          Severance pay equal to the sum of (1) $825,000 which is equal to eighteen months of my regular pay (the “Salary Continuation Pay”), and (2) $495,000 which is equal to the bonus that would be payable to me in respect of Fiscal 2020 under the Company’s annual bonus plan at target performance goals for such fiscal year (the “Severance Bonus”). The Salary Continuation Pay and the Severance Bonus shall each be paid in cash less applicable withholding and deductions and in accordance with the Company’s regular payroll process, in approximately equal installments over an eighteen-month period (the “Severance Period”) commencing with the first payroll following the date on which both this Agreement and the Bring Down Agreement become effective and irrevocable (see paragraph 15 and paragraph 22).
(b)          Executive shall be paid his annual bonus for Fiscal 2019 to the extent earned (and if performance targets are satisfied), by Executive based on actual performance pursuant to the Company’s 2019 annual bonus plan, in accordance with his Employment Agreement with such payment being made at the same performance level as the other named executive officers (“NEO’s”) and the same time that bonuses are paid to other executives of the Company for Fiscal 2019.
(c)          A pro rata portion of the annual bonus applicable to Fiscal 2020 (which for the avoidance of doubt is equal to $114,231 at target for the period from October 1, 2019 through December 20, 2019), based on the amount Executive would have earned for such year if Executive’s employment had not ceased (for the avoidance of doubt based on actual performance for Fiscal 2020 and the same performance levels as the other NEO’s are paid on). Such pro-ration shall be based on the number of weeks Executive worked during such fiscal year prior to the Separation Date, divided by 52. Such payment will be paid in cash, at the same time in which bonuses are paid to other senior executives of the Company, but in no event later than December 15, 2020.
(d)          During the Severance Period, the Company will provide health insurance benefits (“Continuation Benefits”) for me and my dependents, substantially similar to those provided by the Company immediately prior to the Separation Date, at no greater cost to me or the Company than the cost incurred by me or the Company immediately prior to the Separation Date; provided, however, that such continuation coverage shall end earlier upon (i) Executive’s breach of the covenants contained in Section 10 herein, or (ii) Executive’s becoming eligible for comparable replacement coverage under another employer’s benefit plans, which I agree I shall report to the Company (provided, however, that the Company shall reimburse Executive for the excess, if any, of the cost of such replacement benefits to Executive over the health insurance benefits cost to Executive immediately prior to the Separation Date).
(e)          I acknowledge having previously received certain equity awards (the “Awards”) pursuant to the Spectrum Brands Holdings, Inc. 2011 Omnibus Equity Award Plan (the “Plan”).  With respect to that certain Bridge Plan award effective as of January 17, 2019 of 85,496 restricted stock units (the “Bridge Award”), subject to Executive’s continued employment on November 21, 2019 (the “Settlement Date”), (i) 20% of the Bridge Award ( which is time based) shall vest and settle on the Settlement Date and (ii) an additional 30% of the Award (which is performance based) shall vest and settle on the Settlement Date, subject to the achievement of the 2019 Performance as set forth in the Bridge Award (and if performance is not achieved shall not be paid out) and in no event at an achievement level different than the other

NEO’s.  In addition, subject to the Executive’s continued employment from November 21, 2019 through the Separation Date, (i) then a pro rata amount of 20% of the Bridge Award (which is time based), based on the number of days Executive is employed from the Settlement Date through November 21, 2020, shall vest and settle within 30 days after the Separation Date and (ii) an additional pro rata amount of 30% of the Bridge Award (which is performance based) based on the number of days Executive is employed from the Settlement Date through November 21, 2020, shall vest and settle on November 21, 2020 subject to the achievement of the 2020 Performance as set forth in the Bridge Award (and if performance is not achieved shall not be paid out) and in no event at an achievement level different than the other NEO’s and such amount, if any shall be vested and settled within 30 days after November 21, 2020.   I acknowledge that I was also granted a Long Term Award of restricted stock units equal to 60,800 restricted stock units and 10,640 additional restricted stock units effective as of January 17, 2019 (the “Long Term Award”) and that such Long Term Award is cancelled and forfeited in its entirety as of the date of this Agreement.  I further acknowledge and agree that I do not have any other equity or equity based awards of the Company or any of its affiliates to which I am entitled and that I will not receive any equity awards for Fiscal 2020 or thereafter.
(f)          I will be permitted to continue utilizing my Company leased vehicle following the date hereof through the Separation Date, on the same terms as prior to my departure. On the Separation Date, I may purchase the vehicle at the residual value and the Company will promptly pay or reimburse the Executive for such purchase up to a maximum of $85,000 in the aggregate.  The Company agrees to execute all reasonable requested and necessary documents with any lessor to effect this provision.
(g)          The Company will maintain my business mobile telephone number for thirty (30) days following my termination at no cost to me, and thereafter, I may elect to transfer my mobile telephone number to a personal account at my own expense.
(h)          The Company shall cease paying any contributions to Executive’s Executive Life Insurance benefit as of September 30, 2019, and on the Separation Date, the life insurance policy will be transferred to the Executive and Executive shall be solely responsible for continuing  the policy at Executive’s own expense.
(i)          For the avoidance of doubt, the payments and benefits described in this paragraph 3 are not intended to result in any duplication of any compensation or benefits plans, policies, programs, agreements or arrangements of the Company. I acknowledge and agree that I will not be eligible to receive any portion of any other bonus plans, equity award programs (such as LTIP, S3B or otherwise) or any other bonus or payments other than as described herein.
4.             Acknowledgement. I understand that the severance pay and benefits provided in paragraph 3 will not be paid or provided unless I accept this Agreement and the Bring Down Agreement, and they become effective, and I continue to honor all of their terms.
5.             Release. I understand and agree that my acceptance of this Agreement means that, except as stated in paragraph 8, I am knowingly, voluntarily, fully, finally, and completely forever waiving and giving up each and every claim, grievance, administrative claim or proceeding, dispute, claim, demand, arbitration, controversy, action, or cause of action, of whatever kind, character, or nature against the Company, its incorporated and unincorporated subsidiaries and affiliates and any successors or assigns of the foregoing, as well as each of their current or former employees, attorneys, partners, members, agents, assigns, representatives, designees, insurers, and other related persons or entities, including their predecessors, successors, and equity and asset purchasers, together with their respective current or former officers, directors, members, managers, shareholders, partners (general and limited), agents, owners, legal representatives, servants, and employees, and the assigns, heirs, privies, predecessors, successors, and insurers of each such person or entity in their individual, corporate, or official capacities (collectively, the “Releasees”), including, without limitation, all claims that in any way relate to, arise from, or are in any way connected with my employment with and/or separation from the Company and its affiliates, regardless of whether or not same (i) is presently known or unknown, (ii) has been specifically referenced, claimed, or asserted by me, or (iii) is statutory, contractual, or at common law in nature or basis. I acknowledge and agree that I am not aware of any unlawful activity or accounting or other disputes with the Company and the separation of employment is not as a result of any accounting dispute. Without limiting the generality or comprehensiveness of the above paragraph, I knowingly, voluntarily, fully, finally, and completely waive, release, and forever discharge the Releasees from all known and unknown claims, actions, causes of action, or demands existing as of the date of this Agreement, including without limitation any and all claims for injunctive relief; attorneys’ fees; expenses; costs; actual, compensatory, exemplary, or punitive damages; physical injuries; personal injuries; emotional injuries; mental anguish; physical pain and suffering; wrongful discharge; any claims I may have under, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Worker Benefits Protection Act, the Family and Medical Leave Act of 1993, the statutory and regulatory laws and common law of Wisconsin and any other state, municipality, or locality, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, or any other civil rights statutes; harassment and/or discrimination because of protected characteristics (including, sex, race, color, national origin, religion, age, disability, veteran’s status), the filing of a workers’ compensation claim, or other protected classification; failure to accommodate; retaliation; incapacity; failure to pay proper wage, minimum wage, and/or overtime wages; unpaid wages; loss of wages; loss of earning capacity; loss of job security; humiliation; physical impairment and/or disfigurement; loss of consortium; harm to reputation; libel, slander, or defamation; medical expenses; personal property damage, loss or diminution in value; negligence; gross negligence; assault or battery; strict liability; malice; invasion of privacy; intentional infliction of emotional distress; negligent infliction of emotional distress; loss or diminution of career advancement; loss of dignity; any and all claims arising under any other federal, state, or local statute, law, ordinance, rule, regulation, or order prohibiting employment discrimination or retaliation; any claim under tort, wrongful discharge, breach of contract, or breach of agreement; and any other theory, claim, or cause of action whatsoever, whether known or unknown.
6.             No Disparagement. The Executive hereby agrees not to defame or disparage the Company and its affiliates, their respective current or former employees, officers, directors, members, managers, customers, clients, managers, shareholders, partners (general and limited), agents, owners, legal representatives or agents to any individual, company, entity, or person.  The Executive hereby agrees to cooperate with the Company and its affiliates, upon reasonable request, in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates and their respective directors, members, officers, or employees.
7.             Future Employment. I agree that I am not now or hereafter entitled to employment or reemployment with the Company.
8.             Claims Not Waived. I understand that this Agreement does not waive any claims that I may have: (a) for compensation for illness or injury or medical expenses under any worker’s compensation statute or compensation for unemployment insurance of benefits; (b) for vested benefits under any plan currently maintained by the Company that provides for retirement benefits (however, I agree and acknowledge that the payment provided in paragraph 3.a. above shall not be considered or included for purposes of any retirement benefit contribution or plan); (c) under any law or any policy or plan currently maintained by the Company that provides health insurance continuation or conversion rights; (d) any claim for breach of this Agreement; or (e) any rights or claims that I may have that arise after the effective date of this agreement; or (f) any claim that by law cannot be released or waived by private agreement.
9.             Government Cooperation. Notwithstanding any provision in this Agreement or any agreements on confidentiality, trade secrets or inventions, employment or severance agreements, or any other agreement that Executive may have entered into with the Company or any subsidiaries or affiliates thereof on or prior to the date hereof (collectively, the “Confidentiality Agreements”), nothing contained in this Agreement or any of the Confidentiality Agreements shall (i) prohibit Executive from cooperating with or reporting to the staff of the Securities and Exchange Commission (“SEC”) possible violations of any law or regulation of the SEC, (ii) prohibit Executive from cooperating with or making other disclosures to the staff of the SEC that are protected under the whistleblower provisions of any federal securities laws or regulations or (iii) limit Executive’s right to receive an award for information provided to the SEC staff in accordance with the foregoing. I acknowledge I do not need the prior authorizations of the Company to engage in such reports, communications or disclosures and I am not required to notify the Company if I engage in any such reports, communications or disclosures.
10.           Non-Competition, Confidentiality & Non-Solicitation Obligations.
(a)          Obligation to Comply. I acknowledge and reaffirm that both my Employment Agreement and the agreements documenting the Awards restricts my use of confidential information, my solicitation of Company customers or employees, and my engagement in competitive activities for specified periods after my employment ends as set forth below, and I reaffirm my obligation to comply with these limitations in accordance with their terms for the duration of the specified periods, and I acknowledge that the severance pay and benefits made available to me in paragraph 3 are partly provided in return for my agreement to comply with these limitations.
(i)          Executive’s Covenant Not to Compete and Non-Solicitation Covenant.

(A)          During the Non-Competition Period (as defined below), the Executive will not, directly or indirectly, in any capacity, either separately, jointly, or in association with others, as an officer, director, consultant, agent, employee, owner, principal, partner or stockholder of any business, or in any other capacity, provide services of the same or similar kind or nature that he or she provides to the Company to, or have a financial interest in (excepting only the ownership of not more than 1% of the outstanding securities of any class listed on an exchange or the Nasdaq Stock Market, any competitor of the Company (which means any person or organization that is in the business of or makes money from designing, developing or selling products or services similar and competitive to those products and services developed, designed or sold by the Company); provided, however, that the Executive may provide services to or have a financial interest in a business that competes with the Company if his employment or financial interest is with a separately managed or operated division or affiliate of such business that does not compete with the Company. For purposes of this Agreement, the “Non-Competition Period” means the period beginning on the date hereof and continuing until the date which is the 18-month anniversary of the Separation Date. In recognition, acknowledgement and agreement that the Company’s business and operations extend throughout North America and beyond, the parties agree that the geographic scope of this covenant not to compete shall extend to North America; provided, that in the event that the geographic scope of North America is found to be overly broad by a final, non-appealable judgment of a court of competent jurisdiction, the geographic scope shall extend to the United States of America.
(B)           Without limiting the generality of paragraph 10.a.(i)(A) above, during the Non-Competition Period the Executive will not, directly or indirectly, in any capacity, either separately, jointly, or in association with others, solicit, divert, take away, or attempt to solicit, divert or take away or otherwise contact any of the Company’s customers, vendors, or suppliers with whom the Executive had contact, responsibility for, or had acquired confidential information about by virtue of his employment with the Company at any time during his employment, if such contact is for the general purpose of selling products that satisfy the same general needs as any products the Company had available for sale to its customers during the Non-Competition Period
(C)          During the Non-Competition Period, the Executive shall not (i) contact in order to induce, solicit or encourage any person to leave the Company’s employ and (ii) hire any person who is an employee or consultant under contract with the Company or who was an employee or consultant during the six (6) month period preceding such activity, without the Company’s written consent. Nothing in this paragraph is meant to prohibit an employee of the Company that is not a party to this Agreement from becoming employed by another organization or person.
(D)          The Non-Competition Period shall be tolled by and automatically extended by the length of a breach by the Executive, to the extent permitted by law. If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to revise the foregoing restrictions to include the maximum restrictions allowed under the applicable law.
(E)          For purposes of this paragraph 10, the “Company” refers to the Company and any current or former incorporated or unincorporated affiliates of the Company, and any successors or assigns of the foregoing.
(ii)          Secret Processes, Confidential Information and Trade Secrets.
(A)          The Executive will hold in strict confidence and, except as the Company may authorize or direct, not disclose to any person or use (except in the performance of his services hereunder) any confidential information or materials received by the Executive from the Company or any confidential information or materials of other parties received by the Executive in connection with the performance of his duties hereunder. For purposes of this paragraph 10.a.(ii)(A), confidential information or materials shall include existing and potential customer information, existing and potential supplier information, product information, design and construction information, pricing and profitability information, financial information, tax strategy, sales and marketing strategies and techniques, and business plans, ideas or practices.  The restriction on the Executive’s use or disclosure of the confidential information or materials shall remain in force during the Executive’s employment hereunder and until the earlier of (a) a period of seven (7) years thereafter or (b) until such information is of general knowledge in the industry through no fault of the Executive or any agent of the Executive. The Executive also agrees to return to the Company promptly upon its request any Company information or materials in Executive’s possession or under Executive’s control. This paragraph 10.a.(ii)(A) is not intended to preclude Executive from being gainfully employed by another. Rather, it is intended to prohibit Executive from using the Company’s confidential information or materials in any subsequent employment or employment undertaken that is not for the benefit of the Company during the identified period.
(B)          The Executive will promptly disclose to the Company and to no other person, firm or entity all inventions, discoveries, improvements, trade secrets, formulas, techniques, processes, know-how and similar matters, whether or not patentable and whether or not reduced to practice, which are conceived or learned by the Executive during the period of the Executive’s employment with the Company, either alone or with others, which relate to or result from the actual or anticipated business or research of the Company or which result, to any extent, from the Executive’s use of the Company’s premises or property (collectively called the “Inventions”). The Executive acknowledges and agrees that all Inventions shall be the sole property of the Company, and the Executive hereby assigns to the Company all of the Executive’s rights and interests in and to all of the Inventions, it being acknowledged and agreed by the Executive that all the Inventions are works made for hire. The Company shall be the sole owner of all domestic and foreign rights and interests in the Inventions. Executive will assist the Company, at the Company’s expense, to obtain and, from time to time, enforce patents and copyrights on the Inventions.
(C)          Upon the request of, and, in any event, upon termination of the Executive’s employment with the Company, the Executive shall promptly deliver to the Company all documents, data, records, notes, drawings, manuals, and all other tangible information in whatever form which pertains to the Company, and the Executive will not retain any such information or any reproduction or excerpt thereof. Nothing in this Agreement or elsewhere shall prevent Executive from retaining his desk calendars, address book and rolodex (but Executive shall not retain any confidential information contained therein).
(D)          Nothing in this paragraph 10 diminishes or limits any protection granted by law to trade secrets or relieves the Executive of any duty not to disclose, use or misappropriate any information that is a trade secret for as long as such information remains a trade secret.
(b)          Notwithstanding any provision in this Agreement or any agreements on confidentiality, trade secrets or inventions, employment or severance agreements, or any other agreement that Executive may have entered into with the Company, the Parent or any subsidiaries or affiliates thereof on or prior to the date hereof (collectively, the “Confidentiality Agreements”), nothing contained in any of the Confidentiality Agreements shall (i) prohibit Executive from cooperating with or reporting to the staff of the Securities and Exchange Commission (“SEC”) possible violations of any law or regulation of the SEC, (ii) prohibit Executive from cooperating with or making other disclosures to the staff of the SEC that are protected under the whistleblower provisions of any federal securities laws or regulations or (iii) limit Executive’s right to receive an award for information provided to the SEC staff in accordance with the foregoing. In addition, Executive shall not be prohibited from cooperating with or reporting to any government agency, including the National Labor Relations Board, the Department of Labor, or the Equal Employment Opportunity Commission or any other federal, state or local agency or authority. Executive does not need the prior authorizations of the Company or Parent to engage in such cooperation, reports, communications or disclosures and Executive is not required to notify the Company or Parent if he engages in any such cooperation, reports, communications or disclosures.
(c)          Trade Secrets/Defend Trade Secrets Act. Nothing in this Agreement (or my Employment Agreement or any prior agreement on confidentiality to which I may be subject) diminishes or limits any protection granted by law to trade secrets or relieves me of any duty not to disclose, use, or misappropriate any information that is a trade secret, for as long as such information remains a trade secret. Additionally, nothing in this Agreement (or any prior agreement on confidentiality to which I may be subject) is intended to discourage me from reporting any theft of trade secrets to the appropriate government official pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law. Additionally, under the DTSA, a trade secret may be disclosed to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows:
(i)          An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(ii)          An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement (or any prior agreement on confidentiality to which I may be subject) shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.
(d)          Severability. The provisions in this paragraph of this Agreement shall be considered separate and independent from each other and any other sections of this Agreement. However, because it is expressly acknowledged that the payment and benefits in paragraph 3 of this Agreement are provided, in part, as consideration for the obligations imposed upon me under paragraph 10(a)(i), should any court of competent jurisdiction determine that any of the provisions under these Sections is unlawful or unenforceable, such that I need not honor any single provision, then I agree that I shall not receive such payments and benefits provided for in paragraph 3 of this Agreement, and I shall promptly repay to the Company any and all such payments and benefits I previously received, with the exception of One Thousand Dollars ($1,000.00). If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.
11.           Other Terms and Acknowledgments.  Notwithstanding any provision of this Agreement to the contrary, I acknowledge and agree that:
(a)          Non-admission. I and the Company both acknowledge and agree that nothing in this Agreement is meant to suggest that the Company has violated any law or contract or that I have any claim against the Company.
(b)          Voluntary Agreement. I acknowledge and state that I have entered into this Agreement knowingly and voluntarily and that I have not been pressured in any way to sign this Agreement by the Company or by any of the other Releasees.
(c)          Consulting An Attorney. I acknowledge that the Company has told me that I should consult an attorney of my own choice and at my own expense about this Agreement and every matter that it covers before signing this Agreement.

12.           Obligation to Pay Attorney Fees and Costs. The Parties will each bear their own attorney’s fees and costs in connection with drafting and negotiation of this Agreement. In the event that either Party is required to file any legal proceeding to enforce any provision of this Agreement, the prevailing Party shall be entitled to recover, in addition to any legal or equitable relief to which the prevailing Party may be entitled under applicable law, the Party’s reasonable costs, including attorneys’ fees, incurred in connection with the enforcement of any provision of this Agreement. Further, I understand and agree that if I violate any material commitments I have made in this Agreement, the Company may seek to recover the severance payments and benefits paid or payable to me under this Agreement.
13.           Exception to Attorney Fees Obligation. The obligation to pay the Company’s attorney fees and costs does not apply to an action by me regarding the validity of this Agreement under the ADEA.
14.           Complete Agreement.  Except as provided in paragraph 10 and the definition of “Cause” contained in the Employment Agreement, I understand and agree that this document contains the entire agreement between me and the Company relating to my employment and the termination of my employment, that this Agreement supersedes and displaces any prior agreements and discussions relating to such matters and that I may not rely on any such prior agreements or discussions.  However, for the avoidance of doubt, to the extent the language, terms, and/or conditions of this Agreement conflict with any language, terms, and/or conditions in the Employment Agreement, or any other agreement, the Company and I agree and acknowledge that the language, terms, and/or conditions of this Agreement will govern and be controlling.
15.           Effective Date and Revocation. This Agreement shall not be effective until seven (7) days after I sign it and return it to the company representative indicated below. During that seven (7)-day period I may revoke my acceptance of this Agreement by delivering to the company representative indicated below a written statement stating I wish to revoke this Agreement or not be bound by it. In addition, I understand and agree that this Agreement may be executed by me and the Company in counter-parts and that facsimile or copy signatures shall be considered just as effective as original signatures.
16.           Final and Binding Effect. I understand that if this Agreement becomes effective it will have a final and binding effect and that by signing and not timely revoking this Agreement I may be giving up legal rights.
17.           Future Cooperation. Executive agrees to cooperate with the Company in the future by being reasonably available to testify on behalf of the Company or any Affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and by providing information, consulting, and other assistance related to the matter’s that arose during Executive’s employment and to assist the Company in any such action, suit or proceeding. The cooperation may be performed at reasonable times and places and in a manner not to interfere with any other employment, or other required activity, Executive may have at the time of the request. The Company agrees to reimburse Executive for reasonably incurred out-of-pocket expenses incurred in providing such cooperation, so long as such expenses are approved in advance by the Company.

18.           Return of Property. I acknowledge an obligation and agree to return all Company property, unless otherwise specified in this paragraph. This includes, whether in paper or electronic form, all files, memoranda, documents, records, credit cards, keys and key cards, computers, laptops, iPads, personal digital assistants, cellular telephones, iPhones, Blackberry devices or similar instruments, other equipment of any sort, badges, vehicles (subject to the specific vehicle lease provisions previously established), and any other property of the Company. In addition, I agree to provide any and all access codes or passwords necessary to gain access to any computer, program or other equipment that belongs to the Company or is maintained by the Company or on Company property. Further, I acknowledge an obligation and agree not to destroy, delete or disable any Company property, including items, files and materials on computers and laptops, subject to ordinary business practices and records retention policies.
19.           Divisibility of Agreement or Modification by Court. I understand that, to the extent permitted by law, the invalidity of any provision of this Agreement will not and shall not be deemed to affect the validity of any other provision. I agree that in the event that any provision of this Agreement is held to be invalid or unenforceable, in whole or in part, or as applied to any circumstances, under the laws of any jurisdiction which may govern for such purpose, then such provision shall be deemed, to the extent allowed by the laws of such jurisdiction, to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. Finally, in the event that any provision of this Agreement is held to be invalid and not capable of modification by a court, then I understand and agree that such provision shall be considered expunged (eliminated), and I further agree that the remaining provisions shall be treated as in full force and effect as if this Agreement had been executed by me after the expungement (elimination) of the invalid provision.
20.           D&O Insurance. Following the Separation Date, Executive will continue to be entitled to indemnification to the maximum extent provided by law for claims, causes of action, litigation (and litigation expenses), losses or damages relating to his service as an officer and/or director of the Company, but not for any action, suit, arbitration or other proceeding (or portion thereof) initiated by Executive, unless authorized by the Board of Directors of the Company. Such indemnification shall be covered by the terms of the Company’s policies of insurance for directors and officers of the Company in effect from time to time.
21.           Representations. By signing this Agreement, I represent that I have read this entire document and understand all of its terms.
22.           Performance Through Separation Date; Bring Down Agreement. To the extent the Separation Date is after the date on which this Agreement is given to me for my consideration, I understand and acknowledge that my receipt of the pay and benefits provided in paragraph 3 is contingent on my continued performance of my duties and responsibilities at a level acceptable to the Company through the Separation Date. Further, should I be terminated prior to the Separation Date for Cause (as defined in the Employment Agreement); or if I resign my employment prior to December 20, 2019 without the written consent of the Company, then this

Agreement shall be considered null and void and of no effect and I shall not receive any of the pay or benefits outlined in paragraph 3 above.  I also agree that in order to be eligible to receive the payments and benefits outlined in paragraph 3 above, (i) I will be required to sign and not revoke an agreement reaffirming my release of claims under paragraph 5 as of and through my Separation Date (the “Bring Down Agreement”) substantially in the form attached as Exhibit A and (ii) at the request of the Company, I will promptly deliver one or more resignation letters resigning from such titles and appointments I may hold with the Company, its subsidiaries and affiliates, as identified by the Company. I will also return any property not previously otherwise returned in accordance with paragraph 18.
23.           21-Day Consideration Period. I may consider whether to sign and accept this Agreement for a period of twenty-one (21) days from the day I received it. If this Agreement is not signed, dated and returned to the company representative identified below within twenty-two (22) days, the offer of severance payments and benefits described in paragraph 3 will no longer be available. I acknowledge that should I sign and return this Agreement within the 21-day period, I am knowingly waiving whatever additional time I may have up to the conclusion of the 21-day period.
24.           Tax Consequences. The Parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) will be compliant with or exempt from Section 409A. Notwithstanding the foregoing, the Company shall have no obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties. For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments. Executive acknowledges that since Executive is a “specified employee” (within the meaning of Code section 409A) at the time of the Separation Date, the payment of any amount under this Agreement that is considered deferred compensation subject to 409A and is to be paid on account of Executive’s separation from service shall be deferred, as required by Code section 409A(a)(2)(B)(i), for six (6) months after Executive’s separation from service or, if earlier, Executive’s death (the “409A Deferral Period”). Any payments that otherwise would have been made during the 409A Deferral Period shall be paid in a lump sum on the date after the 409A Deferral Period expires, and the balance of any Severance payments shall be made as scheduled.
(i)          Notwithstanding anything herein to the contrary, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs.
(ii)          To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
25.           Dispute Resolution.  In the event of any dispute or claim relating to or arising out of this Agreement, other than relating to Section 10 of this Agreement (collectively “Disputes”), such Disputes will be resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Madison, Wisconsin, in accordance with the AAA’s National Rules for the Resolution of Employment Disputes.  The party seeking arbitration shall be entitled to the recovery of its attorney’s fees and costs incurred in such arbitration provided that such party prevails at arbitration.  The parties mutually agree that the arbitrator shall have no authority to award punitive or exemplary damages to the prevailing party.  Each party shall pay fifty percent (50%) of the cost of the arbitration, except as provided below.  Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law.  Any arbitration costs and expenses that are unique to arbitration or are in excess of the costs of filing the same claim in a court of competent jurisdiction shall be borne by the Company.  THE PARTIES EXPRESSLY WAIVE THEIR RIGHT TO A JURY TRIAL.
26.           Claims under Section 10.  With respect to any controversy, claim or dispute under Section 10 of this Agreement, the parties each hereby irrevocably submits to the exclusive jurisdiction of any court of the United States located in the State of Delaware or in a State Court in Delaware.  Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding based on any dispute between them that arises out of or relates to Section 10 of Agreement in a forum other than a forum described in this Section; provided, however, that nothing herein shall preclude either party from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section or enforcing any judgment obtained by the Company.  The agreement of the parties to the forum described in this Section is independent of the law that may be applied in any suit, action, or proceeding, and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law.  The parties waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in this Section, and the parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.  The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in this Section shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.
27.           Waiver of Jury Trial; Service.  THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL.  Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code.  Each of the parties hereto irrevocably and unconditionally agrees that service of process may be made on such party by mailing copies of such process to such party at such party’s address on file and that service made pursuant to the foregoing shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.
28.           Applicable Law. All matters relating to the interpretation, construction, application, validity, and enforcement of this Agreement will be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Delaware.
29.           Tax Withholding.  The Company and its affiliates may withhold from any amounts payable to Executive hereunder all federal, state, city, foreign or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein.
30.           Clawback.  The Executive acknowledges that to the extent required by applicable law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act) or by applicable award agreement, the Bonus and other incentive compensation shall be subject to any required clawback, forfeiture, recoupment or similar requirement.
31.           Execution of Other Documents. Upon the Separation Date, unless the Company requests otherwise, Executive shall be deemed to have resigned, effective immediately, from all positions, offices, directorships, memberships, and other positions she held with the Company, and Executive shall execute any documents reasonably required to effectuate the foregoing.  Executive’s prompt execution of such documents shall be a condition precedent to the receipt of severance benefits as set forth in this Agreement and failure to do so shall result in a termination for Cause.

[Remainder of Page Left Blank; Signatures on Next Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
SPECTRUM BRANDS HOLDINGS, INC.

/s/ Ehsan Zargar
By:	Ehsan Zargar
Title:	Executive Vice President, General Counsel & Corporate Secretary
Date:	September 9, 2019

SPECTRUM BRANDS, INC.

/s/ Ehsan Zargar
By:	Ehsan Zargar
Title:	Executive Vice President, General Counsel & Corporate Secretary
Date:	September 9, 2019

EXECUTIVE

/s/ Douglas L. Martin
Douglas L. Martin
Date:	September 9, 2019

Exhibit A

[December 20, 2019]

Spectrum Brands Holdings, Inc.
3001 Deming Way
Middleton, Wisconsin 53562
Facsimile:(608)278-6363
Attention: General Counsel

Re:	Bring Down Agreement - Second Release and Waiver of Claims
Reference is hereby made to that certain Separation Agreement (the “Separation Agreement”), dated as of September 9, 2019, between Douglas L. Martin (“Executive” or “I”)) and Spectrum Brands Holdings, Inc. (the “Company”).  Capitalized terms used but not defined in this letter (this “Bring Down Agreement”) shall have the meaning given to such terms in the Separation Agreement.  As contemplated by Section 22 of the Separation Agreement, this Bring Down Agreement sets forth Executive’s second release and waiver of claims as of the Separation Date.

1.          Release and Waiver of Claims by Executive
THIS PARAGRAPH PROVIDES A COMPLETE RELEASE AND WAIVER OF ALL EXISTING AND POTENTIAL CLAIMS EXECUTIVE MAY HAVE AGAINST EVERY PERSON AND ENTITY INCLUDED WITHIN THE DESCRIPTION BELOW OF “RELEASEE.” BEFORE EXECUTIVE SIGNS THIS RELEASE, EXECUTIVE MUST READ THIS PARAGRAPH 1 CAREFULLY, AND MAKE SURE THAT EXECUTIVE UNDERSTANDS IT FULLY.
1.          I understand and agree that my acceptance of this Agreement means that, except as stated in paragraph 1(c), I am knowingly, voluntarily, fully, finally, and completely forever waiving and giving up each and every claim, grievance, administrative claim or proceeding, dispute, claim, demand, arbitration, controversy, action, or cause of action, of whatever kind, character, or nature against the Company, its incorporated and unincorporated subsidiaries and affiliates and any successors or assigns of the foregoing, as well as each of their current or former Executives, attorneys, partners, members, agents, assigns, representatives, designees, insurers, and other related persons or entities, including their predecessors, successors, and equity and asset purchasers, together with their respective current or former officers, directors, members, managers, shareholders, partners (general and limited), agents, owners, legal representatives, servants, and Executives, and the assigns, heirs, privies, predecessors, successors, and insurers of each such person or entity in their individual, corporate, or official capacities (collectively, the “Releasees”), including, without limitation, all claims that in any way relate to, arise from, or are in any way connected with my employment with and/or separation from the Company and its affiliates, regardless of whether or not same (i) is presently known or unknown, (ii) has been specifically referenced, claimed, or asserted by me, or (iii) is statutory, contractual, or at common law in nature or basis. I acknowledge and agree that I am not aware of any unlawful activity or accounting or other disputes with the Company and the separation of employment is not as a result of any accounting dispute. Without limiting the generality or comprehensiveness of the above paragraph, I knowingly, voluntarily, fully, finally, and completely waive, release, and forever discharge the Releasees from all known and unknown claims, actions, causes of action, or demands existing as of the date of this Agreement, including without limitation any and all claims for injunctive relief; attorneys’ fees; expenses; costs; actual, compensatory, exemplary, or punitive damages; physical injuries; personal injuries; emotional injuries; mental anguish; physical pain and suffering; wrongful discharge; any claims I may have under, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Worker Benefits Protection Act, the Family and Medical Leave Act of 1993, the statutory and regulatory laws and common law of Wisconsin and any other state, municipality, or locality, the Fair Labor Standards Act, the Executive Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, or any other civil rights statutes; harassment and/or discrimination because of protected characteristics (including, sex, race, color, national origin, religion, age, disability, veteran’s status), the filing of a workers’ compensation claim, or other protected classification; failure to accommodate; retaliation; incapacity; failure to pay proper wage, minimum wage, and/or overtime wages; unpaid wages; loss of wages; loss of earning capacity; loss of job security; humiliation; physical impairment and/or disfigurement; loss of consortium; harm to reputation; libel, slander, or defamation; medical expenses; personal property damage, loss or diminution in value; negligence; gross negligence; assault or battery; strict liability; malice; invasion of privacy; intentional infliction of emotional distress; negligent infliction of emotional distress; loss or diminution of career advancement; loss of dignity; any and all claims arising under any other federal, state, or local statute, law, ordinance, rule, regulation, or order prohibiting employment discrimination or retaliation; any claim under tort, wrongful discharge, breach of contract, or breach of agreement; and any other theory, claim, or cause of action whatsoever, whether known or unknown..
2.          Future Employment. I agree that I am not now or hereafter entitled to employment or reemployment with the Company.
3.          Claims Not Waived. I understand that this Agreement does not waive any claims that I may have: (i) for compensation for illness or injury or medical expenses under any worker’s compensation statute or compensation for unemployment insurance of benefits; (ii) for vested benefits under any plan currently maintained by the Company that provides for retirement benefits (however, I agree and acknowledge that the severance pay and benefits provided in Section 3 of the Separation Agreement shall not be considered or included for purposes of any retirement benefit contribution or plan); (iii) under any law or any policy or plan currently maintained by the Company that provides health insurance continuation or conversion rights; (iv) any claim for breach of this Agreement; (v) any rights or claims that I may have that arise after the effective date of this agreement; or (vi) any claim that by law cannot be released or waived by private agreement.
2.          Executive Acknowledgments
By executing this Bring Down Agreement, Executive agrees and acknowledges that:

(a)          I and the Company both acknowledge and agree that nothing in this Agreement is meant to suggest that the Company has violated any law or contract or that I have any claim against the Company;
(b)          I acknowledge and state that I have entered into this Agreement knowingly, freely, and voluntarily and that I have not been pressured in any way to sign this Agreement by the Company or by any of the other Releasees;
(c)          I acknowledge that the Company has told me that I should consult an attorney of my own choice and at my own expense about this Bring Down Agreement and every matter that it covers before signing this Agreement;
(d)          I understand all of the terms of this Bring Down Agreement, and such terms are fair and reasonable, and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by or on behalf of any Releasee;
(e)          I have been provided a reasonable period of time (e.g., at least twenty one (21) days) to review and consider signing this Bring Down Agreement;
(f)          I have been informed that I have a period of seven (7) calendar days after the date of delivery of a signed Bring Down Agreement to the Company (at Spectrum Brands Holdings, Inc., 3001 Deming Way Middleton, Wisconsin 53562;Attention: General Counsel) in which I may revoke this Bring Down Agreement (the “Revocation Period”), and that revocation must be made by delivery of written notice of revocation to the Company at Spectrum Brands Holdings, Inc., 3001 Deming Way Middleton, Wisconsin 53562; Attention: General Counsel  prior to the end of the Revocation Period;
(g)          I am  not relying on any representation or statement made or contained outside of those set forth in this Bring Down Agreement and I expressly disclaim reliance on any such representation or statement; and
(h)          I understand that I will not be entitled to any severance pay or benefits in the event I do not execute this Bring Down Agreement or I revoke my execution of the Bring Down Agreement during the Revocation Period.
3.          Protected Rights
Notwithstanding any provision in this Agreement or any agreements on confidentiality, trade secrets or inventions, employment or severance agreements, or any other agreement that Executive may have entered into with the Company, the Parent or any subsidiaries or affiliates thereof on or prior to the date hereof (collectively, the “Confidentiality Agreements”), nothing contained in any of the Confidentiality Agreements shall (i) prohibit Executive from cooperating with or reporting to the staff of the Securities and Exchange Commission (“SEC”) possible violations of any law or regulation of the SEC, (ii) prohibit Executive from cooperating with or making other disclosures to the staff of the SEC that are protected under the whistleblower provisions of any federal securities laws or regulations or (iii) limit Executive’s right to receive an award for information provided to the SEC staff in accordance with the foregoing. In addition, Executive shall not be prohibited from cooperating with or reporting to any government agency, including the National Labor Relations Board, the Department of Labor, or the Equal Employment Opportunity Commission or any other federal, state or local agency or authority. Executive does not need the prior authorizations of the Company or Parent to engage in such cooperation, reports, communications or disclosures and Executive is not required to notify the Company or Parent if he engages in any such cooperation, reports, communications or disclosures.

4.          Incorporation by Reference.
For the avoidance of doubt, Sections 1 - 4 and Sections 6 - 31 of the Separation Agreement are incorporated herein by reference and shall apply to this Bring Down Agreement as if set forth herein, unless the context clearly indicates otherwise.

Douglas L. Martin

Date: